Exhibit 99.B(d)(2)

INVESTMENT SUB-ADVISORY AGREEMENT
NEW COVENANT FUNDS

AGREEMENT made as of this 25th day of June 2014 between SEI Investments Management Corporation (the “Adviser”) and BlackRock Investment Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, New Covenant Funds, a Delaware statutory trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated February 20, 2012 (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser to each series of the Trust set forth on Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”), as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of a Fund, and the Sub-Adviser is willing to render such investment advisory services; and

WHEREAS, it is intended that the Sub-Adviser will make purchase or sale recommendations for the Assets (as defined below), with those recommendations executed as appropriate by the Adviser or other another sub-adviser to the Fund (the Adviser in such capacity and such other sub-adviser are individually and collectively referred to as the “Overlay Manager”).

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Duties of the Sub-Adviser. Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall, subject to Section 2 hereof, manage all of the securities and other assets of each Fund entrusted to it hereunder (the “Assets”), by recommending the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, except as set forth in the written instructions and directions of the Adviser, as currently in effect and as amended or supplemented from time to time and, in each case, as previously provided to Sub-Adviser (referred to collectively as the “Prospectus”), and subject to the following:

(a)                                 The Sub-Adviser shall, in consultation with and subject to the direction of the Adviser, recommend from time to time what Assets should be purchased, retained or sold by the Fund.

(b)                                 In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall, solely with respect to the Assets, act in conformity with the Trust’s Declaration of Trust (as defined herein), Prospectus, Compliance Policies and

Procedures and with the written instructions and directions of the Adviser and of the Board of Trustees of the Trust (in each case, as previously provided to Sub-Adviser) and will conform to and comply with the requirements of the 1940 Act and Section 851(b)(2) and (3) of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)                                  the Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the books and records relating to its services under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of a Fund required by Rule 31a-1 under the 1940 Act to the extent applicable. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to a Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(d)                                 The Assets of the Fund shall be held by the Fund’s custodian. The Sub-Adviser shall at no time have custody or physical control of the Assets.

(e)                                  To the extent called for by the Trust’s Compliance Policies and Procedures, or as reasonably requested by a Fund, the Sub-Adviser shall provide the Fund with information and guidance regarding the Assets to reasonably assist the Fund in determining the appropriate valuation of such Assets; provided that the Adviser acknowledges and agrees that the Sub-Adviser is not a valuation agent.

(f)                                   The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not materially impair the services rendered to the Adviser or the Trust.

(g)                                  The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably likely to materially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h)                                 In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a portfolio that is under common control with a Fund concerning the Assets, except as permitted by the policies and procedures of a Fund. The Sub-Adviser shall not provide investment advice to any assets of a Fund other than the Assets.

(i)                                     The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

(j)                                    The Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in a Fund. If the Sub-Adviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

(k)                                 The Sub-Adviser shall not be required to render any legal advice or initiate litigation with respect to the Assets including, but not limited to, class action and bankruptcy claims. Notwithstanding the foregoing, Sub-Adviser agrees that, upon reasonable request of the Adviser, the Sub-Adviser will provide such information and documentation that the Adviser deems relevant with respect to legal matters or litigation pertaining to such Assets, including but not limited to class action and bankruptcy claims.

To the extent permitted by law, the services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s partners, officers, employees or control affiliates; provided, however, that the use of such mediums does not relieve the Sub-Adviser from any obligation or duty under this Agreement.

2.                                      Additional Duties of the Sub-Adviser. In connection with its duty to recommend the purchase, retention and disposition of the Assets of the Fund, subject to the provisions of Section 1 of this Agreement and this Section 2, the Sub-Adviser shall also provide the following investment advisory services with respect to the Assets:

(a)                            provide such recommendations with respect to the purchase, retention and disposition of the Assets of the Fund to the Overlay Manager in the form of a model portfolio or otherwise as appropriate (a “Model Portfolio”) at such times and in such manner as the Adviser requests. Sub-Adviser acknowledges that Sub-Adviser’s investment recommendations will be implemented by the Overlay Manager with only limited authority to vary from such recommendations.

(b)                                 review the composition of the Assets in the Model Portfolio developed by the Sub-Adviser subject to the Prospectus and any written instructions or directions given by the Adviser, and promptly report to the Adviser in the event that the investments in the Model Portfolio do not fully comply with any of the foregoing,;

(c)                                  with respect to the Assets, the Overlay Manager will determine the timing and the manner of executing transactions within the Fund pursuant to the Sub-Adviser’s Model Portfolio. The Sub-Adviser shall not be responsible for the timing or the manner of transactions executed by the Overlay Manager. The Sub-Adviser shall not be responsible for variations from the Prospectus, the Adviser’s written instructions or directions, the Trust’s Declaration of Trust, the Fund’s Compliance Policies and Procedures, the 1940 Act, Section 851(b)(2) and (3) of Subchapter M of the Code or any of its obligations hereunder that result from the manner in which the Overlay Manager either executes or fails to execute the Model Portfolio. The Adviser shall provide to the Sub-Adviser such reports or other information as the Sub-Adviser reasonably requests to assist the Sub-Adviser in providing the Sub-Adviser’s advisory services specified in this Agreement.

(d)                                 Sub-Adviser shall have no obligation to file with respect to the Fund any required reports with the SEC pursuant to Section 13(f) and Section 13(d) or (g) of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Such reports with respect to the Fund shall be filed by the Adviser or the Overlay Manager.

3.                                      Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein (subject to Section 2) shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust (as defined herein), Prospectus, Compliance Policies and Procedures, the written instructions and directions of the Board of Trustees of the Trust, in each case, as previously provided to Sub-Adviser, the requirements of the 1940 Act, Section 851(b)(2) and (3) of Subchapter M of the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

4.                                      Delivery of Documents. The Adviser has furnished the Sub-Adviser, prior to the date hereof, with copies of each of the following documents:

(a)                                 The Trust’s Certificate of Trust, as filed with the Secretary of the State of Delaware (such Certificate of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Certificate of Trust”);

(b)                                 By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(c)                                  Prospectus of each Fund;

(d)                                 Compliance Policies and Procedures; and

(e)                                  The written instructions and directions of the Adviser in the form of Investment Guidelines.

5.                                      Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement. The fee will be calculated based on the average daily value of the Assets, excluding cash under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero.

6.                                      Liability and Indemnification.

The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Adviser in connection with the performance of the Sub-Adviser’s obligations under this Agreement, except a liability or loss resulting from the Sub-Adviser’s (i) willful misfeasance, bad faith, or negligence or its reckless disregard of its obligations and duties under this Agreement; or (ii) violation of law or any duty imposed by federal or state law.

The Sub-Adviser shall indemnify and hold harmless the Adviser and its affiliates from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) arising from or in connection with Sub-Adviser’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its obligations and duties hereunder ; provided, however, that the Sub-Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise related to the Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser and its affiliates from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) arising from or in connection with Adviser’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its obligations and duties hereunder; provided, however, that the Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise related to the

Sub-Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

7.                                      Duration and Termination. This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto. Pursuant to the exemptive relief obtained in the SEC Order dated April 29, 1996, Investment Company Act Release No. 21921, approval of the Agreement by a majority of the outstanding voting securities of a Fund is not required, and the Sub-Adviser acknowledges that it and any other sub-adviser so selected and approved shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust. As used in this Paragraph 7, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

8.                                      Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

(a)                                 in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)                                 to the extent that the Sub-Adviser’s activities or services could affect a Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this Paragraph 8(b), along with the policies and procedures referred to in Paragraph 8(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

9.                                      Reporting of Compliance Matters.

(a)                                 The Sub-Adviser shall allow the Trust’s CCO and/or members of the SEI Funds Compliance Department to inspect (without taking copies) copies of all SEC correspondence with the Sub-Adviser, including documents related to examinations and “sweep” examinations of the Sub-Adviser, in which the SEC identified any concerns or issues related to the Sub-Adviser’s investment advisory services to third-party mutual funds. Notwithstanding the foregoing, Sub-Adviser may redact certain information not related to the provision of investment advisory services to third-party mutual funds. Such documents will be made available at the Sub-Adviser’s office during normal business hours and upon reasonable prior notice;

(b)                                 The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following documents

(i)                                     a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(ii)                                  a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;

(iii)                               a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(iv)                              an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 8 and 9 of this Agreement.

(c)                                  The Sub-Adviser shall also provide the Trust’s CCO with:

(i)                                     reasonable access to the testing, analyses, reports and other documentation, or summaries thereof, that the Sub-Adviser’s chief compliance officer relies upon to monitor the effectiveness of the implementation of the Sub-Adviser’s Compliance Program; and

(ii)                                  reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

10.                               Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11.                               Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

12.                               Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	SEI Investments Management Corporation
One Freedom Valley Drive Oaks, PA 19456
Attention: Legal Department

To the Trust’s CCO at:	SEI Investments Management Corporation
One Freedom Valley Drive Oaks, PA 19456
Attention: Russ Emery

To the Sub-Adviser at:	BlackRock Investment Management, LLC,
55 East 52nd Street
New York, NY 10055
United States
Attention: Douglas B. Waggoner

BlackRock Investment Management, LLC
1 University Square Drive
Princeton, NJ 08540-6455
United States
Attention: Rachel Ricci

13.                               Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

14.                               Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event the terms of this Agreement are applicable to more than one portfolio of the Trust (for purposes of this Paragraph 14, each a “Fund”), the Adviser is entering into this

Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Paragraph 7 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

15.                               Miscellaneous.

(a)                                 A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of a Fund or the Trust.

(b)                                 Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.(c) It is understood that the name “BlackRock” or any derivative thereof is the valuable property of the Sub-Adviser and its affiliates. Upon termination of this Agreement, the Fund and the Adviser shall cease using such name as soon as reasonably practicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	BlackRock Investment Management, LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Brian Feurtado

Name:	Name:

Stephen Beinhacker	Brian Feurtado

Title:	Title:

Vice President	Managing Director

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
BlackRock Investment Management, LLC

As of June 25, 2014

NEW COVENANT FUNDS

New Covenant Growth Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
BlackRock Investment Management, LLC

As of June 25, 2014

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

New Covenant Funds

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	BlackRock Investment Management, LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Brian Feurtado

Name:	Name:

Stephen Beinhacker	Brian Feurtado

Title:	Title:

Vice President	Managing Director